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                                                                   EXHIBIT 10.14

                               SEVERANCE AGREEMENT
                            AND RELEASE OF ALL CLAIMS


This Severance Agreement and Release of All Claims ("Agreement") is made and entered into by and between William J. Cornwell (hereinafter "Cornwell") and Electroglas, Inc. (hereinafter the "Company").

                              W I T N E S S E T H:

          WHEREAS, Cornwell is employed by the Company as President and Chief Operating Officer; and

          WHEREAS, Cornwell will accept a special assignment and retire as provided herein; and

          WHEREAS, Cornwell does not have pending against the Company or any employee, agent, official, or director of the Company any claim, charge, or action in or with any federal, state or local court or administrative agency; and

          WHEREAS, Cornwell and the Company desire to settle fully and finally all differences between them, except as otherwise provided in this Agreement, including, but not limited to, any and all claims Cornwell may have against the Company in any way connected with Cornwell's employment with the Company and up to the effective date of this Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, and to avoid unnecessary litigation, it is hereby agreed by and between the parties as follows:

          FIRST: This Agreement and compliance with this Agreement shall not be construed as an admission by the parties of any liability whatsoever, or as an admission by the parties of any violation of the rights of the other or any person, or a violation of any order, law, statute, duty, or contract whatsoever against the parties or any person. Except as otherwise provided in this Agreement, the parties specifically disclaim any liability to



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the other or any other person for any alleged violation of the rights of the other or any person, or for any alleged violation of any order, law, statute, duty, or contract on the part of the parties, their employees or agents or related companies or their employees or agents.

          SECOND: (a) Cornwell understands and agrees that he has a full twenty-one (21) days from receipt of this Agreement to consider its terms and that he should not execute this Agreement without first consulting with an attorney. Cornwell also understands and agrees that he has a full seven (7) days following his execution of this Agreement to revoke this Agreement.

                  (b) Effective April 1, 1996, Cornwell will relinquish his current position of President and Chief Operating Officer. Effective April 1, 1996, Cornwell shall no longer be covered by the terms and conditions of the Change of Control Agreement of June 9, 1995, a copy of which is attached hereto as Attachment A. All of the terms and conditions of said Change of Control Agreement shall become null and void effective April 1, 1996.

                  (c) Commencing on April 1, 1996 and continuing through March 31, 1997, the Company will provide a special assignment for Cornwell as Special Assistant to the Chief Executive Officer, at Cornwell's rate and terms of compensation, including stock options and all benefits in effect as of the date of execution of this Agreement, such as vacation, health insurance, company car, GW and WADE, except as provided herein. Cornwell's current stock options will be subject to the retirement termination terms as specified in the Individual Option Grant Agreements, copies of which are attached hereto as Attachment B1, B2, B3. Cornwell shall not be eligible for any additional stock option grants on or after April 1, 1996. Further, Cornwell shall receive a 1996 performance bonus payable on March 1, 1997 in the amount of $50,000 minus all withholdings and deductions customarily withheld by the Company from bonus payments, such as taxes, 401(k) contributions, etc. The parties agree that Cornwell shall not be required to perform any duties on behalf of the Company during this special assignment period.

                  (d) Effective April 1, 1997, and continuing thereafter until Cornwell reaches age 65, the Company shall offer Cornwell and his spouse, at his own expense, the same medical and dental benefits offered to the Company's employees. It is expressly understood and agreed by the parties that in the event Cornwell elects coverage under said benefits, Cornwell shall be responsible for all costs of such coverage, including but not limited to, monthly premium payments. Said cost of coverage shall be no greater than that amount paid by the Company for current employees.

                  (e) The indemnification provided under the Indemnification Agreement of August 10, 1993, a copy of which is attached hereto as Attachment C, shall continue as to Cornwell as provided in section 14 thereof, for any action taken or not taken while serving in an indemnified capacity pertaining to an Indemnifiable Event as defined in the Indemnification Agreement even though he may have ceased to serve in such capacity at the time of any Proceeding as defined in the Indemnification Agreement. Cornwell further retains any rights provided under Labor Code Section 2802, Corporations Code Section 317, or any other basis providing for employee rights of indemnification.

                  (f) Cornwell agrees that the foregoing payments shall constitute the entire amount of monetary consideration provided to him under this Agreement and that he will not seek any further compensation for any other claimed damage, costs, or attorneys' fees in connection with the matters encompassed in this Agreement.

                  (g) Cornwell agrees that on the date of the parties' execution of this Agreement, he will submit to the Company a letter which shall state that his retirement from his employment with the Company shall be effective on April 1, 1997. Furthermore, Cornwell agrees that he will not seek nor accept regular employment with the Company in the future and that the Company is entitled to reject without cause any application for employment with the Company made by Cornwell. The parties agree that press releases and internal official Company announcements concerning Cornwell's employment status and/or retirement shall be subject to Cornwell's prior approval.

          THIRD: The parties represent that they have not filed any complaints, claims, or actions against the other, their officers, agents, directors, supervisors, employees, or representatives with any state, federal, or local agency or court and that they will not do so at any time hereafter based on matters released herein.

          FOURTH: The parties agree that they will keep the fact, terms, and amount of this Agreement completely confidential and that they will not hereafter disclose any information concerning this Agreement to anyone, provided that any party hereto may make such disclosures as are required by law, as are necessary for



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legitimate law enforcement or compliance purposes or as may reasonably be necessary for discussion with tax, financial or legal advisors. Cornwell may also disclose the terms of this Agreement to his spouse.

          FIFTH: The parties hereby agree that all rights under section 1542 of the Civil Code of the State of California are hereby waived. Section 1542 provides as follows:

          A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

          SIXTH: Notwithstanding the provisions of section 1542 of the Civil Code of the State of California, the parties irrevocably and unconditionally release and forever discharge each other and each and all of their officers, agents, directors, supervisors, employees, representatives, and their successors and assigns and all persons acting by, through, under, or in concert with any of them from any and all charges, complaints, claims, and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected (hereinafter referred to as "claim" or "claims") which they at any time heretofore had or claimed to have or which they may have or claim to have regarding events that have occurred as of the date of this Agreement, including, without limitation, any and all claims related or in any manner incidental to Cornwell's employment with the Company or the termination therefrom. It is expressly understood by Cornwell that among the various rights and claims being waived in this release are those arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. Section 621, et seq.). Notwithstanding any other provision or language in this Severance Agreement, it is the parties' express intention that Cornwell is not waiving or releasing any rights of indemnification, contribution, or any other legal right he may have against the Company, its officers, employees, directors, representatives, agents, predecessors, successors, or assigns, associated with any criminal or civil proceeding involving Cornwell, whether formal or informal, actual or threatened, involving or relating to any allegations of violation of any federal, state or local toxic waste laws or fire code violations, including, but not limited to Case No. C9562800 now pending in the Municipal Court of the County of Santa Clara and Citation numbers K002127 and K002128 issued by the Santa Clara Fire Department. The Company expressly agrees to continue to represent, defend, and indemnify Cornwell in relation to all such matters.

          SEVENTH: The parties understand the word "claims" to include all actions, claims, and grievances, whether actual or potential, known or unknown, and specifically, but not exclusively, all claims arising out of Cornwell's employment with the Company and the termination of his employment with the Company. All such claims (including related attorneys' fees and costs) are forever barred by this Agreement and without regard to whether those claims are based on any alleged breach of a duty arising in a statute, contract, or tort; any alleged unlawful act, including, without limitation, age discrimination; any other claim or cause of action; and regardless of the forum in which it might be brought.

          EIGHTH: Cornwell understands and agrees that he:

                  A. Has had a full twenty-one (21) days within which to consider this Agreement before executing it.

                  B. Has carefully read and fully understands all of the provisions of this Agreement.

                  C. Is, through this Agreement, releasing the Company from any and all claims he may have against the Company, including any claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. Section 621, et seq.) which arose before the date this Agreement is executed.

                  D. Knowingly and voluntarily agrees to all of the terms set forth in this Agreement.

                  E. Knowingly and voluntarily intends to be legally bound by the same.

                  F. Was advised and hereby is advised in writing to consider the terms of this Agreement and consult with an attorney of his choice prior to executing this Agreement.

                  G. Has a full seven (7) days following the execution of this Agreement to revoke this Agreement and has been and hereby is advised in writing that this Agreement shall not become effective or enforceable until the revocation period has expired.

                  H. Understands that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. Section 621, et seq.) that may arise after the date this Agreement is executed are not waived.

          NINTH: The parties hereto represent and acknowledge that in executing this Agreement they do not rely and have not relied upon any representation or statement made by any of the parties or by any of the parties' agents, attorneys, or representatives with regard to the subject matter, basis, or effect of this Agreement or otherwise, other than those specifically stated in this written Agreement.



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          TENTH: This Agreement shall be binding upon the parties hereto and upon their heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of said parties and each of them and to their heirs, administrators, representatives, executors, successors, and assigns. The parties expressly warrant that they have not transferred to any person or entity any rights, causes of action, or claims released in this Agreement.

          ELEVENTH: Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be wholly or partially illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, unenforceable, or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

          TWELFTH: This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings, written or oral, between the parties hereto pertaining to the subject matter hereof.

          THIRTEENTH: This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto.

          FOURTEENTH: It is further understood and agreed that if, at any time, a violation of any term of this Agreement is asserted by any party hereto, that party shall have the right to seek specific performance of that term and/or any other necessary and proper relief, including but not limited to damages. The resolution of such claims shall be decided by binding arbitration conducted pursuant to the Employment Law Rules of the American Arbitration Association. The A.A.A. decision shall be final and binding and may be enforced in any court of competent jurisdiction. Each party shall be responsible for its own attorney's fees and costs. The costs of the arbitration shall be divided equally.

          FIFTEENTH: This Agreement is being made and delivered, and is intended to be performed, in the State of California, and shall be construed and enforced in accordance with, and governed by, the laws of that State.

                                         ELECTROGLAS, INC.

Dated:  4-1-96                           By /s/   Fran Keegan

Dated:  4-1-96                           By /s/   William J. Cornwell
                                                  William J. Cornwell





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